Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of the              th day of                 , 2014 between QC Energy Resources, Inc., a Delaware corporation (the “Company”), and Christopher Broussard the “Employee”).

The Employee and the Company wish to enter into an employment relationship on the terms and conditions set forth in this Agreement.

Accordingly, the Company and the Employee hereby agree as follows:

1.	Employment, Duties and Acceptance.

1.1 Employment. The Company hereby agrees to employ the Employee for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company, in the capacity of President, and to perform such other duties consistent with such position (including service as a director or officer of the Company or any affiliate of the Company if elected) as may be assigned by the Company or the Chief Executive Officer of Quality Distribution, Inc. (“Chief Executive Officer”), or in such other capacity and with such other duties as the Company may assign. It is agreed and understood that, if applicable, the Employee shall resign as an officer and/or director of the Company or any affiliate immediately upon termination of his employment hereunder for any reason.

1.1.1 Duties and Authority. During the Term, the Employee shall serve as the President and shall have the normal duties, responsibilities, functions and authority of the position but subject to the power and authority of the Company’s President, the Chief Executive Officer and/or the Board of Directors of Quality Distribution, Inc. (the “Board”) to expand or limit such duties, responsibilities, functions and authority, consistent with the foregoing, and to overrule the actions of employees and officers of the Company. During the Term, the Employee shall report to the Chief Executive Officer or another similarly situated executive as determined by the Chief Executive Officer or his designee.

1.2 Acceptance. The Employee hereby accepts such employment and agrees to render the services described above. During the Term, and consistent with the above, the Employee agrees to serve the Company and its affiliates faithfully and to the best of the Employee’s ability, to devote the Employee’s entire business time, energy and skill to such employment, and to use the Employee’s best efforts, skill and ability to promote the Company’s and its affiliates’ interests. It is understood that, during the Term, subject to any conflict-of-interest policies and Section 5.1, the Employee may (x) serve in any capacity with any civic, charitable, educational or professional organization provided that such service does not interfere with his duties hereunder, and (y) make and manage investments of his choice.

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1.3 Location. The duties to be performed by the Employee hereunder shall be performed primarily at the location specified by the Company, subject to reasonable travel requirements consistent with the nature of the Employee’s duties from time to time on behalf of the Company.

1.4 Relocation. In the event relocation is necessary the Employee shall receive relocation benefits largely consistent with other similarly situated employees.

1.5 Fiduciary Relationship. The Employee acknowledges and fully understands that, by entering into this Agreement, he undertakes a fiduciary relationship with the Company, and, as a fiduciary, has the obligation to use due care and act in the best interests of the Company and its affiliates at all times. Employee shall be candid in all reports and responses to inquiries and shall include in any report or response all information known or then available to the Employee, even if not specifically requested, which Employee reasonably believes is material, relevant and reasonably required for the understanding of the matter in question sufficient to inform the person to whom such report or response is provided. Failure of the Employee to fulfill all fiduciary obligations ordinarily imposed by law on similarly situated employees in a fiduciary relationship will be deemed a material breach of this Agreement by the Employee.

2.	Term of Employment.

2.1 Term. The term of employment under this Agreement (the “Term”) shall commence on                      , 2014 (the “Effective Date”), and shall end on the date on which the Term is terminated pursuant to Section 4.

3.	Compensation; Benefits.

3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay to the Employee during the Term a base salary, payable bi-weekly, at the annual rate of $260,000 (the “Base Salary”). On each anniversary of the Effective Date, or such other appropriate date during each year of the Term when the salaries of the Company’s employees are normally reviewed, the Company and/or the Board shall review the recommendation of the Company regarding the Employee’s Base Salary and determine if, and by how much, the Base Salary should be increased.

3.2 Sign On Bonus. The Employee shall receive a one-time sign on bonus of $68,000 (fully taxable), payable in the first pay period. This sign on bonus is paid, in lieu of an Annual Bonus, for the 2014 performance year.

3.3 Sign On Time Based Restricted Stock Units. The Company agrees to grant Employee 10,000 time based restricted stock units of the Company’s common stock, pursuant to the Quality Distribution, Inc. 2012 Equity Incentive Plan (“Equity Plan”), such grant to be effective as of the Effective Date. These time based restricted stock units will vest in equal annual installments over three years, with the first installment vesting on first anniversary of the grant date. The foregoing grant is subject to the limitations provided in the Equity Plan and Restricted Stock Award Agreement to be executed by Employee.

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3.4 Annual Bonus. The Employee shall be eligible, at the discretion of the Board’s Compensation Committee (“Compensation Committee”), to participate in the Quality Distribution, Inc. Management Incentive Plan or its equivalent, as approved by the Compensation Committee annually. At target, the bonus opportunity shall be 50%. The Employee’s annual bonus, if any, shall be paid at the same time as annual bonuses are normally paid to similarly situated employees of the Company, as set forth in the plan.

3.5 Annual Equity Award. The Employee shall be eligible at the discretion of the Compensation Committee, to receive an annual equity award, for the, 2014 performance year, at target, equal to 75% of Employee’s Base Salary compensation, and consistent with the terms and conditions of the Quality Distribution, Inc. Long Term Incentive Equity Award Plan or its equivalent (“Equity Plan”). Annual Equity Award for subsequent years (beyond 2014), at target, will be no less than 2014 award percentage (75%) The Employee’s annual equity award, if any, shall be made at the same time as annual equity awards are normally made to similarly situated employees of the Company, pursuant to the Equity Plan.

3.6 Business Expenses. The Company shall pay or reimburse the Employee for all reasonable expenses actually incurred or paid by the Employee during the Term in the performance of the Employee’s services under this Agreement, subject to and in accordance with applicable expense-reimbursement and related policies and procedures as in effect from time to time. Specifically, Company shall pay or reimburse the Employee for office expenses, including, but not limited to, office rent/lease payments, telecommunications, and internet. Payment or reimbursement shall not exceed $1000.00 per month. Company shall pay or reimburse the Employee for usual and customary office furnishings.

3.7 Paid Time Off. During the Term, the Employee shall be entitled to paid time off in accordance with the policies and practices of the Company in effect from time to time for management-level employees, as determined by the Board, but in no event less than 20 days for any calendar year.

3.8 Benefits and Perquisites. During the Term, the Employee shall be eligible to participate in those defined contribution, salary deferral, group insurance (medical, dental and disability) and other group benefit plans and such perquisites of the Company as from time to time in effect and on a basis no less favorable than any other similarly situated employee of the Company.

4.	Termination.

4.1 Termination Events.

4.1.1 Employee’s employment and the Term shall terminate immediately upon the occurrence of any of the following:

(i) the death of the Employee;

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(ii) the physical or mental disability of the Employee, whether totally or partially, such that, with or without reasonable accommodation, the Employee is unable to perform the Employee’s material duties, for a period equal to the greater of three months or the eligibility waiting period under the long-term disability insurance coverage provided to the Employee; or

(iii) notice of termination for “Cause.” As used herein, “Cause” means (a) a good faith finding by the Company of the Employee’s failure to satisfactorily perform Employee’s assigned duties for the Company and its affiliates as a result of Employee’s material dishonesty, gross negligence or intentional misconduct (including willfully violating any law, rule or regulation or any policy or guideline of the Company); (b) Employee’s conviction of, or the entry of a pleading of guilty or nolo contendere by Employee to, any crime involving moral turpitude or any felony; or (c) a material breach of this Agreement not cured to the reasonable satisfaction of the Chief Executive Officer within thirty days after written notice to the Employee by the Chief Executive Officer.

4.1.2 The Employee may immediately resign the Employee’s position for Good Reason, and, in such event, the Term shall terminate. As used herein, “Good Reason” means, without the Employee’s consent, a material breach of this Agreement by the Company provided the Employee has notified the Chief Executive Officer in writing of the alleged Good Reason within sixty days of the events or circumstances alleged to have constituted Good Reason and such events or circumstances have not been cured within thirty days after such written notice.

4.1.3 The Company may terminate the Employee’s employment following notice of termination without Cause given by the Company and, in such event, the Term shall terminate.

4.1.4 The Employee may voluntarily resign the Employee’s position following notice to the Company of the Employee’s intent to voluntarily resign without Good Reason and, in such event, the Term shall terminate.

4.1.5 The date upon which Employee’s employment and the Term terminate pursuant to this Section 4.1 shall be the Employee’s “Termination Date” for all purposes of this Agreement.

4.2 Payments Upon a Termination Event.

4.2.1 Following any termination of the Employee’s employment, the Company shall pay or provide to the Employee, or the Employee’s estate or beneficiary, as the case may be: (i) Base Salary earned through the Termination Date; (ii) the balance of any awarded but as yet unpaid, annual cash bonus or other incentive awards for any fiscal year prior to the fiscal year during which the Employee’s Termination Date occurs; (iii) any vested, but not forfeited benefits on the Termination Date, under the Company’s employee benefit plans in accordance with the terms of such plans; and (iv) benefit continuation and conversion rights to which the Employee is entitled under the Company’s employee welfare benefit plans.

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4.2.2 Following a termination by the Company without Cause or by the Employee for Good Reason, the Company shall pay or provide to the Employee in addition to the payments in Section 4.2.1 above, (i) an amount equal to the Employee’s annualized Base Salary, payable in substantially equal installments in accordance with the normal payroll cycles of the Company for fifty-two weeks following the Termination Date; and (ii) if participating in the Company’s medical benefits at the time of termination, Company provided medical benefits for the Employee (and his eligible dependents) at active employee contribution rates for fifty two weeks following the Termination Date. COBRA coverage eligibility will be reduced during the period of severance coverage.

4.3 General Release.

4.3.1 The receipt of any payment as set forth in Section 4.2.2 shall be contingent upon the Employee’s execution of a general release agreement reasonably acceptable to the Company that (i) waives any rights the Employee may otherwise have against the Company and its Affiliates, and its and their directors, officers, employees and agents, and (ii) releases the Company and its Affiliates from actions, suits, claims, proceedings and demands related to the period of Employee’s employment and/or the termination of Employee’s employment. For purposes of this Agreement, “Affiliates” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Notwithstanding the foregoing, said general release agreement shall exclude Employee’s right to enforce this Agreement, and Employee’s vested benefits and benefit continuation/conversion rights under the Company’s employee benefit plans, and Employee’s right to indemnification under Section 6 of this Agreement.

4.3.2 The payments and benefits set forth in Section 4.2.2 shall be made or begin, as applicable, within the 45-day period immediately following the Termination Date, provided that Employee has delivered an executed copy of the general release agreement described above and the seven (7) day statutory period during which Employee may revoke such general release agreement has expired before such 45th day and the Employee has not revoked such general release. If such 45-day period begins in one calendar year and ends in another, then any payments or benefits that are subject to Internal Revenue Code Section 409A (“Section 409A”) shall be made or provided in the later calendar year.

5.	Restrictive Covenant.

Employee agrees to be bound by the Restrictive Covenant agreement set forth on Appendix A.

6.	Indemnification.

The Company shall indemnify, defend, and hold harmless Employee in accordance with the provisions of Article VI of the Company’s By-Laws.

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7.	No Duty to Mitigate.

The Employee shall have no duty to mitigate any amounts payable to him hereunder, and such amounts shall not be subject to reduction for any compensation received by Employee from employment in any capacity or other source following the termination of Employee’s employment with the Company and its affiliates.

8.	Prior Agreements; Amendments; No Waiver.

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed orally, but only by an instrument in writing signed by each party hereto. No failure on the part of either party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any partial exercise of any right hereunder preclude any further exercise thereof. Without limiting the generality of the first sentence of this Section 8 any and all prior agreements or purported agreements between the Company and Employee are hereby terminated on and as of the Effective Date. In the event of any difference between this Agreement and any other document referred to in this Agreement, this Agreement shall control.

9.	Withholding.

The Company shall be entitled to withhold from any and all amounts payable to Employee hereunder such amounts as may, from time to time, be required to be withheld pursuant to applicable tax laws and regulations.

10.	Succession; Assignability; Binding Effect.

10.1 The Company may assign all of its rights and obligations hereunder to any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company; provided, however, that the Company will require each such successor or successors expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, and further provided that nothing contained herein shall act as a release of the Company of its obligations hereunder.

10.2 This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Employee may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of his rights or obligations hereunder without the prior written consent of the Company, and any such attempted assignment, transfer, pledge, encumbrance, hypothecation or other disposition without such consent shall be null and void and without effect. Notwithstanding the foregoing, it is expressly understood and agreed that the Employee’s estate (or designated beneficiary, as applicable) shall be entitled to all monies due to Employee hereunder in the event Employee dies at, or subsequent to, the termination of his employment, but prior to the receipt by Employee of monies due him pursuant to the terms hereof.

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11.	Headings.

The Section and subsection headings contained herein are included solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions of this Agreement.

12.	Notices.

Notice hereunder will be addressed to a party at Employee’s home address in accordance with the Company’s personnel records or its corporate headquarters address. Either party may change its address for notice purposes by written notice to the other party in accordance with this Section 12.

13.	Governing Law.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida applicable to contracts made and to be performed wholly in that state, without giving effect to the principles thereof relating to conflicts or choice of laws.

14.	Execution in Counterparts.

This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

15.	Construction.

The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded the opportunity to utilize representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

16.	Dispute Resolution.

Subject to the rights of the Company pursuant to Appendix A herein, any controversy, claim or dispute arising out of or relating to this Agreement, the breach thereof, or the Employee’s employment by the Company shall be settled by arbitration before one arbitrator. The arbitration will be administered by the American Arbitration Association in accordance with its National Rules for Resolution of Employment Disputes. The arbitration proceeding shall be confidential, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall take place in the Tampa, Florida area, or in any other mutually agreeable location. In the event any judicial action is necessary to enforce the arbitration provisions of this Agreement, sole jurisdiction shall be in the federal and state courts, as applicable, located in Florida. Any request for interim injunctive relief or other provisional remedies or opposition thereto shall not be deemed to be

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a waiver of the right or obligation to arbitrate hereunder. The arbitrator shall have the discretion to award reasonable attorneys’ fees, costs and expenses to the prevailing party. To the extent a party prevails in any dispute arising out of this Agreement or any of its terms and provisions, all reasonable costs, fees and expenses relating to such dispute, including the parties’ reasonable legal fees, shall be borne by the party not prevailing in the resolution of such dispute, but only to the extent that the arbitrator or court, as the case may be, deems reasonable and appropriate given the merits of the claims and defenses asserted.

17.	Corporate Opportunity.

During the Term, Employee shall submit to the Board all business, commercial and investment opportunities or offers presented to Employee or of which Employee becomes aware, which relate to the business of the Company and its affiliates at any time during the Term (“Corporate Opportunities”). Unless approved by the Board in writing after full disclosure, Employee shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Employee’s own behalf.

18.	Insurance.

The Company or Quality Distribution, Inc. may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Employee in any amount or amounts considered advisable. Employee agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

19.	Employee’s Representations.

Employee hereby represents and warrants to the Company that: (i) the execution, delivery and performance of this Agreement by Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he or she is bound; (ii) Employee is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity except as disclosed to the Company prior to the date hereof; and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms. Employee hereby acknowledges and represents that he or she understands his rights and obligations under this Agreement and that he or she fully understands the terms and conditions contained herein.

20.	Section 409A.

This Agreement shall be interpreted, administered and construed to reflect the intent of the parties that all aspects of the Agreement shall, to the extent subject to Section 409A, comply with Section 409A and any regulations and other binding guidance thereunder and to avoid any adverse tax result thereunder. All payments under this Agreement are deemed to be a separate payment for purposes of Section 409A of the Code, and the right to a series of installment payments shall be treated as the right to a series of separate payments. If, and only if required by law, the Company shall not pay any amount or provide any benefit under

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Section 4.2 until the first day of the seventh (7th) month following the Termination Date, at which time all payments that would have otherwise been made since the Termination Date shall be made. Neither the Company nor any of its Affiliates makes or has made any representation, warranty, or guarantee of any federal, state, or local tax consequences with respect to the entitlement or receipt of any benefit or payment hereunder, including but not limited to, under Section 409A of the Code, and Employee is solely responsible for all taxes, penalties and interest that may result from his receipt of the amounts payable under this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

QC Energy Resources, Inc.

By:
Gary Enzor, Chief Executive Officer, Quality Distribution Inc.

EMPLOYEE:

Christopher Broussard

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Appendix A

RESTRICTIVE COVENANTS

In consideration of Employee’s employment with the Company, the provision by the Company and its affiliates of trade secrets and confidential information to Employee, the Company’s and its affiliates’ introduction to Employee of their clients and customers, and other good and valuable consideration, the receipt and sufficiency of which Employee acknowledges, Employee agrees to be bound as follows:

1. NON-COMPETE

During the Term and for a period of twelve (12) months after the Term ends, Employee will not, either on his own behalf or on behalf of any other person, firm or entity, individually or collectively, directly or indirectly: (i) engage in the “Company Business,” which is defined as: (a) any business involving trucking, transloading, tank cleaning, container services, logistics, freight brokerage, or freight forwarding, involving bulk commodities; (b) any business providing support for energy exploration and development activities; and (c) any other business in which Company or any of its parent, subsidiary or affiliated companies are engaged during the last twelve (12) months of the Term in any geographic area in which Company or any of its parent, subsidiary or affiliated companies participated in the Company business during the last twelve (12) months of the term; (ii) compete with Company or any of its parent, subsidiary or affiliated companies, or participate as an agent, employee, officer, consultant, advisor, representative, stockholder, partner, member, joint venture, or in any other capacity, or have any direct or indirect financial interest, in any enterprise that has any material operations engaged in the Company Business in any geographic area in which Company or any of its parent, subsidiary or affiliated companies participated in the Company Business during the last twelve (12) months of the term ; (iii) engage in any business relationship with any independent contractor or employee of the Company or any of its parent, subsidiary or affiliated companies; (iv) engage in any manner with any company with which the Company has dealt in any manner as an acquisition or potential acquisition candidate; provided, however, that nothing contained herein shall prohibit Employee from owning no more than five percent (5%) of the equity of any publicly traded entity with respect to which Employee does not serve as an officer, director, employee, consultant or in any other capacity other than as an investor; or being employed by an enterprise that engages in the Company Business, but whose principal business is not the Company Business, if Employee’s involvement is limited to those operations that are not the Company Business. In the event that Employee is terminated without cause by the Company, and during the 12 month restricted period Employee identifies a potential employer with whom he would be prohibited from working pursuant to this Section 1, Employee has the right to request the Company to consider a waiver of this Section 1 by written request to the Chief Executive Officer of the Company. The Company is under no obligation to provide any such waiver, but agrees to evaluate any such request in good faith to determine if, in in the Company’s sole discretion, whether the potential benefit to the Company of Employee’s acceptance of such position (such as Employee joining a potential customer) would be outweigh the benefit to the Company of this Section 1.

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2. CONFIDENTIALITY

Employee will not use or disclose any Confidential Information belonging to the Company or its parents, subsidiaries and affiliated companies. “Confidential Information” means information or data in written, electronic, or any other form, tangible or intangible, which is not generally known outside the Company. Confidential Information includes, but is not limited to:

(i) business, financial and strategic information, such as sales and earnings information and trends, material, overhead and other costs, profit margins, accounting information, banking and financing information, pricing policies, capital expenditure/investment plans and budgets, forecasts, strategies, plans and prospects.

(ii) organizational and operational information, such as personnel and salary data, information concerning the utilization or capabilities of personnel, facilities or equipment, logistics management techniques, methodologies and systems, methods of operation data and facilities plans, and including specifically the same information with respect to owner/operators and affiliate or Company terminals;

(iii) advertising, marketing and sales information, such as marketing and advertising data, plans, programs, techniques, strategies, results and budgets, pricing and volume strategies, catalog, licensing or other agreements or arrangements, and market research and forecasts and marketing and sales training and development courses, aids, techniques, instruction and materials.

(iv) product and merchandising information, such as information concerning offered or proposed products or services and the sourcing of the same, product or services specifications, data, drawings, designs, performance characteristics, features, capabilities and plans and development and delivery schedules.

(v) information about existing or prospective customers, suppliers, such as customer and supplier lists and contact information, customer preference data, purchasing habits, authority levels and business methodologies, sales history, pricing and rebate levels, credit information and contracts.

(vi) technical information, such as information regarding plant and equipment organization, performance and design, information technology and logistics systems and related designs, integration, capabilities, performance and plans, computer hardware and software, research and development objectives, budgets and results, intellectual property applications, and other design and performance data.

At the end of the Term, Employee will return to the Company all property belonging to the Company, including all Confidential Information in a tangible or electronic form. Notwithstanding anything to the contrary contained in this Appendix A, the restrictions on using or disclosing Confidential Information set forth in this Section 2 shall extend beyond the Term for so long as the Confidential Information is not generally known outside of the Company.

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3. NON-SOLICITATION / NON - HIRE

During the Term and for a period of twelve (12) months after the Term ends (the “Non-Solicitation Period”), Employee will not solicit or make any other contact with, directly or indirectly, any customer of the Company or its parents, subsidiaries and affiliated companies, who or which was a customer at any time during the last twelve (12) months of the Term, with respect to the provision of any service to any such customer that is the same or substantially similar to any offered or provided to such customer by the Company or any of its parent, subsidiary or affiliated companies.

Employee will not, during the Non-Solicitation Period, solicit or make any other contact regarding the Company or any of its parent, subsidiary or affiliated companies with any union or similar organization which has a collective bargaining agreement, union contract or similar agreement with the Company or any of its parent, subsidiary or affiliated companies, or which is seeking to organize employees of the Company or any of its parent, subsidiary or affiliated companies, with respect to any employee of the Company or any of its parent, subsidiary or affiliated companies or such union’s or similar organization’s relationship or arrangements with the Company or any of its parent, subsidiary or affiliated companies.

Employee will not, during the Non-Solicitation Period, solicit, hire, or make any other contact with, directly or indirectly, any person who is an employee or independent contractor (including, without limitation, any truck drivers, owner/operators, or terminal operators, or the employees or fleet owners associated with any terminal operator) of the Company or any of its parent, subsidiary or affiliated companies during the last twelve (12) months of the Term, with respect to any employment services or other business relationship.

4. NON-DISPARAGEMENT

Employee will not make or publish, or cause to be made or published, any statement or information that disparages or defames the Company or any of its parent, subsidiary or affiliated companies, or any of their respective officers, directors, shareholders, employees or representatives.

5. REMEDIES

Employee acknowledges that irreparable damage would occur in the event of Employee’s breach of any of the provisions of this Appendix A. Therefore, in addition to any other remedy to which Company may be entitled at law or in equity, Company shall be entitled to an injunction to prevent any such breach by Employee and to enforce specifically the terms and provisions of this Appendix A.

6. SCOPE

If the scope of any restriction or requirement contained in this Appendix A is found by any court of competent jurisdiction to be too broad or restrictive to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Employee consents and agrees that the court may modify the scope of such restriction or requirement so as to permit its enforcement.

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AGREED:

DATE:

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